Exhibit 10(d)

Magellan GP, LLC

Non-Management Director Compensation Program

	Compensation	Timing of Payment(1)
Annual Board Retainer:(2) Cash Common Units	$30,000 $50,000(3)	Paid semi-annually as of January 1st and June 1st
Annual Chairman Retainer: Audit Committee Compensation Committee Conflicts Committee	$15,000 $10,000 $10,000	Paid semi-annually as of January 1st and June 1st
Meeting Fees: Board Meeting Fees Committee Meeting Fees	$1,500 per meeting $1,500 per meeting	Paid semi-annually as of June 1st and December 1st

(1)	For newly elected directors, the annual board retainer and annual chairman retainer, if applicable, are payable pro-rata for the year of election. Directors who resign prior to a payment date will receive a pro-rata annual board retainer and annual chairman retainer at time of resignation.
(2)	Non-management directors also serving on the board of directors of Magellan Midstream Holdings GP, LLC will only receive 50% of the annual board retainer.
(3)	Number of common units determined based on the closing price on the semi-annual payment date or, if the semi-annual payment date is not a business day, the business day immediately preceding such semi-annual payment date.